Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Spherix Incorporated (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 31, 2014, with respect to our audit of the consolidated financial statements of Spherix Incorporated and Subsidiaries as of December 31, 2013 and for the year then ended appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Marcum LLP

New York, NY
July 15, 2014